                           SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant                     [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
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     6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material under Rule 14a-12

                            Vitria Technology, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box)

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1.   Title of each class of securities to which transaction applies:

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2.   Aggregate number of securities to which transaction applies:

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3.   Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is
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[ ]  Fee paid previously with preliminary materials.

[ ]  Check box if any part of the fee is offset as provided by Exchange Act Rule
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     previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

6.   Amount Previously Paid:

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9.   Date Filed:

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

                            VITRIA TECHNOLOGY, INC.
                               945 Stewart Drive
                          Sunnyvale, California 94086

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          To be held on May 18, 2001

TO THE STOCKHOLDERS OF VITRIA TECHNOLOGY, INC.:

  Notice Is Hereby Given that the 2001 Annual Meeting of Stockholders of Vitria Technology, Inc., a Delaware corporation, will be held on Friday, May 18, 2001, at 2:00 p.m. local time at our principal executive offices at 945 Stewart Drive, Sunnyvale, California 94086, for the following purposes:

  1. To elect two directors to hold office until the 2004 Annual Meeting of Stockholders;

  2. To ratify the selection of Ernst & Young LLP as our independent auditors for our fiscal year ending December 31, 2001; and

  3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

  The foregoing items of business are more fully described in the proxy statement accompanying this Notice.

  The board of directors has fixed the close of business on March 28, 2001 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                                          By Order of the Board of Directors

                                          /s/ Karen O. Cottle

                                          Karen O. Cottle
                                          Vice President, General Counsel and
                                           Secretary

Sunnyvale, California
April 17, 2001

  All stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

                            VITRIA TECHNOLOGY, INC.
                               945 Stewart Drive
                          Sunnyvale, California 94086

                               ----------------

                                PROXY STATEMENT

                               ----------------

                    FOR 2001 ANNUAL MEETING OF STOCKHOLDERS
                                 May 18, 2001

                INFORMATION CONCERNING SOLICITATION AND VOTING

General

  The enclosed proxy is solicited on behalf of the board of directors of Vitria Technology, Inc., a Delaware corporation, for use at the Annual Meeting of Stockholders to be held on Friday, May 18, 2001, at 2:00 p.m. local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at our principal executive offices at 945 Stewart Drive, Sunnyvale, California 94086. We intend to mail this proxy statement and accompanying proxy card on or about April 17, 2001, to all stockholders entitled to vote at the Annual Meeting.

Solicitation

  We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by our directors, officers or other regular employees. No additional compensation will be paid to directors, officers or other regular employees for such services.

Voting Rights and Outstanding Shares

  Only holders of record of Common Stock at the close of business on March 28, 2001, will be entitled to notice of and to vote at the Annual Meeting. At the close of business on March 28, 2001, we had outstanding and entitled to vote 128,451,487 shares of Common Stock.

  Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

  All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

Revocability of Proxies

  Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with our Corporate Secretary at our principal executive offices at 945 Stewart Drive, Sunnyvale, California 94086, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

Shareholder Proposals

  Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, the deadline for submitting a stockholder proposal for inclusion in our proxy statement and form of proxy for our 2002 Annual Meeting of Stockholders is December 18, 2001. Pursuant to our bylaws, stockholders who wish to bring matters or propose nominees for director at our 2002 Annual Meeting of Stockholders must provide specified information to us between February 17, 2002 and March 19, 2002. Stockholders are also advised to review our bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

  Our amended and restated certificate of incorporation and bylaws provide that our board of directors shall be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Vacancies on the board may be filled only by persons elected by a majority of the remaining directors. A director elected by the board to fill a vacancy, including a vacancy created by an increase in the number of directors, shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director's successor is elected and qualified.

  The board of directors is presently composed of five members. There are two directors in the class whose term of office expires in 2001, of which both are standing for re-election. The nominees for election to this class, Robert M. Halperin and John L. Walecka, are currently members of our board of directors. If elected at the Annual Meeting, each of Mr. Halperin and Mr. Walecka would serve until the 2004 Annual Meeting and until his successor is elected and has qualified, or until the earlier of such director's death, resignation or removal.

  Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Mr. Halperin and Mr. Walecka have agreed to serve if elected, and management has no reason to believe that they will be unable to serve.

  Set forth below is biographical information for each person nominated and each person whose term of office as a director will continue after the Annual Meeting.

Nominees for Election for a Three-year Term Expiring at the 2004 Annual
Meeting

  Robert M. Halperin, is 72 years old and has been a director since 1994. Mr. Halperin has been an advisor to Greylock Management, a venture capital firm, since 1990. Mr. Halperin was also Vice Chairman of the board of Raychem Corporation, a materials science company, from 1990 to 1994, and previous to that served as its President. Mr. Halperin is also a director of Avid Technology Inc., a digital media systems company, theGlobe.com, an online community website operator, as well as several privately-held companies. In addition, Mr. Halperin serves on the board of directors of the Associates of Harvard Business School, the Harvard Business School Publishing Co. and Stanford Health Services and also is a Life Trustee of the University of Chicago. Mr. Halperin holds a Ph.B. in Liberal Arts from the University of Chicago, a Bachelor of Mechanical Engineering from Cornell University and an M.B.A. from Harvard Business School.

  John L. Walecka, is 41 years old and has been a director since 1997. He is a founding partner of Redpoint Ventures, a venture capital firm. Prior to founding Redpoint, Mr. Walecka was a general partner with Brentwood Venture Capital, a venture capital firm, since 1990 and was an associate since 1984. Mr. Walecka is also a director of Netro Corporation, a provider of broadband wireless access systems. He holds a B.S. and M.S. in Engineering and an M.B.A. from Stanford University.

                       THE BOARD OF DIRECTORS RECOMMENDS
                     A VOTE IN FAVOR OF EACH NAMED NOMINEE

Director Continuing in Office until the 2002 Annual Meeting

  JoMei Chang, Ph.D., is 48 years old, co-founded Vitria in 1994 and has been our President, Chief Executive Officer and a director since Vitria's inception. Prior to founding Vitria, Dr. Chang was Vice President and General Manager, Trader Workstation and General Manager, Emerging Technologies from 1986 to 1994 at Teknekron Software Systems, now TIBCO, Inc., a software company. From 1984 to 1986, she served as a senior engineer in the Network File System group at Sun Microsystems. Dr. Chang holds a B.S. in Computer Science from National ChiaoTung University, Taiwan and a Ph.D. in Electrical Engineering on Database Management Systems from Purdue University.

Directors Continuing in Office until the 2003 Annual Meeting

  M. Dale Skeen, Ph.D., is 46 years old, co-founded Vitria in 1994 and has been our Chief Technology Officer and a director since Vitria's inception. Prior to founding Vitria, Dr. Skeen worked at TIBCO where he served as Chief Scientist from 1986 to 1994. Dr. Skeen was a research scientist at IBM's Almaden Research Center from 1984 to 1986. Dr. Skeen was on the faculty at Cornell University from 1981 to 1984. Dr. Skeen holds a B.S. in Computer Science from North Carolina State University and a Ph.D. in Computer Science on Distributed Database Systems from the University of California, Berkeley.

  William H. Younger, Jr., is 51 years old and has been a director since 1997. Mr. Younger is a managing director and a general partner of Sutter Hill Ventures, a California Limited Partnership, a venture capital firm, where he has been employed since 1981. Mr. Younger is a director of Virage, Inc., a provider of software that enables delivery of video over the Internet, and serves on the board of directors of several privately-held companies. Mr. Younger holds a B.S.E.E. from the University of Michigan and an M.B.A. from Stanford University.

Board Committees and Meetings

  During the year ended December 31, 2000, the board of directors held three meetings and acted by unanimous written consent five times. The board has an Audit Committee and a Compensation Committee.

  The Audit Committee reviews our internal accounting procedures, reviews the services provided by, and meets and consults with, our independent auditors. The Audit Committee is composed of three outside directors: Messrs. Halperin, Walecka and Younger. It met four times during 2000. All members of our Audit Committee are independent, as independence is defined in Rule 4200(a)(15) of the NASD listing standards. The Audit Committee has adopted a written Audit Committee Charter that is attached to this Notice as Appendix A.

  The Compensation Committee administers our stock option plans, reviews and approves the compensation and benefits of all our officers, and establishes and reviews general policies relating to compensation and benefits of our employees. The Compensation Committee is composed of two outside directors:
Messrs. Halperin and Younger. It met three times during 2000.

  During the year ended December 31, 2000, each board member attended 75% or more of the aggregate meetings of the board and of the committees on which he or she served, held during the period for which he or she was a director or committee member, respectively.

                                  PROPOSAL 2

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

  The board of directors has selected Ernst & Young LLP as our independent auditors for the year ending December 31, 2001, and further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited our financial statements since January 1, 2000. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

  PricewaterhouseCoopers LLP audited our financial statements from October 1994 until the year ended December 31, 1999. On March 23, 2000, we filed a Current Report on Form 8-K disclosing that PricewaterhouseCoopers LLP was dismissed as our independent accountants and replaced by Ernst & Young LLP. This decision to dismiss PricewaterhouseCoopers LLP was approved by our board of directors upon recommendation by our Audit Committee. The reports of PricewaterhouseCoopers LLP on our financial statements as of December 31, 1999 and for each of the years in the three-year period ended December 31, 1999, contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the two years ended December 31, 1999, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PricewaterhouseCoopers LLP would have caused them to make reference thereto in their report.

  Stockholder ratification of the selection of Ernst & Young LLP as our independent auditors is not required by our bylaws or otherwise. However, the board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in our best interests and that of our stockholders.

  Audit Fees. During the year ended December 31, 2000, the aggregate fees billed by Ernst & Young LLP for the audit of our financial statements for the year ended December 31, 2000, and for the quarterly reviews of our financial statements during fiscal 2000 were approximately $323,000.

  Financial Information Systems Design and Implementation Fees. During the year ended December 31, 2000, Ernst & Young LLP did not incur any fees for information technology consulting.

  All Other Fees. During the year ended December 31, 2000, the aggregate fees billed by Ernst & Young LLP for other professional services were approximately $69,000, consisting entirely of audit related services. Audit related services generally include fees for accounting consultations, registration statements and business acquisitions.

  The Audit Committee has determined the rendering of other professional services by Ernst & Young LLP is compatible with maintaining their independence.

  The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

                       THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 2

                             SECURITY OWNERSHIP OF
                   CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table presents information regarding the beneficial ownership of our Common Stock as of March 1, 2001 by:

  . each director and nominee for director;

  . each of the executive officers named in the Summary Compensation Table;

  . all of our directors, nominees and executive officers as a group; and

  . all those known by us to be beneficial owners of more than five percent of our Common Stock.

  Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Beneficial ownership also includes shares of Common Stock subject to options currently exercisable within 60 days of March 1, 2001. These shares are not deemed outstanding for purposes of computing the percentage ownership of each other person. Percentage of beneficial ownership is based on 128,413,555 shares of our Common Stock outstanding as of March 1, 2001. Unless otherwise indicated, the address of each of the individuals and entities listed below is c/o Vitria Technology, Inc, 945 Stewart Drive, Sunnyvale, California 94086.

                                                               Shares Beneficially Owned
                           Shares Issuable   Shares Subject to  (Including the Number of
                         Pursuant to Options   Repurchase by      Shares Shown in the
                         Exercisable Within    Vitria Within         First Column)
  Name and Address of        60 days of         60 days of     -----------------------------
    Beneficial Owner        March 1, 2001      March 1, 2001       Number        Percent
  -------------------    ------------------- ----------------- --------------- -------------
Directors and Executive
 Officers
JoMei Chang, Ph.D.(1)...        595,000               --            18,676,348       14.48%
M. Dale Skeen,
 Ph.D.(1)...............        525,000               --            23,261,340       18.04
William H. Younger,
 Jr.(2).................         80,000               --             1,350,535        1.05
John L. Walecka(3)......         80,000               --             2,063,162        1.61
Robert M. Halperin......         80,000               --             3,321,732        2.59
Jay W. Shiveley, III....        510,000               --             1,569,963        1.22
Paul R. Auvil, III......        180,000           426,667            1,190,760      *
Frank Yu................        790,000               --               853,088      *
All directors, nominees
 and executive officers
 as a group
 (11 persons)(4)........      2,886,666           426,667           50,667,377       38.59
5% Stockholders
The Chang Family trust,
 Michael W. Taylor,
 Trustee(5).............            --                --             8,979,740        6.99%

--------
 * Represents beneficial ownership of less than 1% of the outstanding shares of our Common Stock.

(1) Includes 1,666,676 shares held by Skeen/Chang Investments, L.P., of which Drs. JoMei Chang and M. Dale Skeen are general partners.

(2) Includes 291,561 shares held by Sutter Hill Ventures, a California Limited Partnership and 858,866 shares held by William H. Younger, Jr., Trustee, The Younger Living Trust. Mr. Younger is a general partner of Sutter Hill Ventures and disclaims beneficial ownership of the shares held by Sutter Hill Ventures except to the extent of his proportionate partnership interest therein. Sutter Hill Ventures is located at 755 Page Mill Road, Suite A-200, Palo Alto, CA 94304.

(3) Includes 1,706,664 shares held by Brentwood Associates VIII, L.P. and 71,112 shares held by Brentwood Affiliates Fund, L.P. Mr. Walecka is a general partner of Brentwood Venture Capital and disclaims beneficial ownership of the shares held by these entities except to the extent of his proportionate partnership interest therein. Entities affiliated with Brentwood Venture Capital are located at 3000 Sand Hill Road, Building 2, Suite 290, Menlo Park, CA 94025.

(4) Total number of shares includes 4,594,879 shares of Common Stock held by entities affiliated with directors and executive officers.

(5) The Chang Family Trust is a trust for the benefit of family members of Dr. JoMei Chang. Dr. Chang does not have voting or dispositive power over and disclaims beneficial ownership of the shares held by the trust.

Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other of our equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

  To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the year ended December 31, 2000, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were compiled with, except that Mr. Walecka filed a late Form 4 for the acquisition of 210,602 shares upon distribution of such shares from entities affiliated with Brentwood Venture Capital and the subsequent sale of 20,000 shares of Common Stock, and Mr. Sweeney filed an amended Form 3 to reflect an initial grant of stock options for 150,000 shares.

                            EXECUTIVE COMPENSATION

Compensation of Directors

  Directors do not receive any cash compensation for their services as members of the board of directors, although they are reimbursed for expenses incurred in connection with attendance at board and committee meetings. From time to time, our non-employee directors have received grants of nonstatutory stock options under our 1999 Equity Incentive Plan. Our directors were not granted any stock options to purchase shares of Common Stock during the year ended December 31, 2000.

Compensation of Executive Officers

  The following table presents summary information for the years ended December 31, 1998, 1999 and 2000 concerning the compensation earned by our Chief Executive Officer and four most highly compensated executive officers whose salary and bonus for 2000 were in excess of $100,000.

                          Summary Compensation Table

                                                                   Long Term
                                                                  Compensation
                                           Annual Compensation       Awards
                                         ------------------------ ------------
                                                                   Securities
                                         Fiscal                    Underlying
      Name and Principal Position         Year   Salary   Bonus     Options
      ---------------------------        ------ -------- -------- ------------
JoMei Chang, Ph.D.(1)...................  2000  $275,000 $206,250        --
President and Chief Executive Officer     1999   225,338  200,000  1,700,000
                                          1998   175,000   75,000        --


M. Dale Skeen, Ph.D.(2).................  2000   230,000  180,000        --
Chief Technology Officer                  1999   200,272  175,000  1,500,000
                                          1998   150,000   60,000        --


Jay W. Shiveley, III(3).................  2000   150,000  112,500        --
Senior Vice President, Worldwide Sales    1999   150,147  450,000    200,000
                                          1998   140,000  210,000    600,000


Paul R. Auvil, III(4)...................  2000   215,000   30,000        --
Vice President, Finance and Chief
 Financial Officer                        1999   185,960   52,500    200,000
                                          1998   130,517   37,500  1,000,000


Frank Yu(5) ............................  2000   210,000   42,500        --
Vice President, Engineering               1999    78,814   35,000  1,000,000
                                          1998       --       --         --

--------
(1) Dr. Chang's 1999 salary figure includes $90,000 in non-qualified deferred compensation. Dr. Chang's 1998 salary figure includes $9,798 in non-qualified deferred compensation.

(2) Dr. Skeen's 1999 salary figure includes $80,109 in non-qualified deferred compensation. Dr. Skeen's 1998 salary figure includes $8,592 in non-qualified deferred compensation.

(3) Mr. Shiveley's 1999 bonus figure represents $450,000 paid in 1999 and 2000 for overall performance and sales revenue growth.

(4) Mr. Auvil joined Vitria in April 1998. His annualized 1998 salary was $160,000. Mr. Auvil's 1998 salary figure includes a $4,302 payment for reimbursement of relocation expenses.

(5)  Mr. Yu joined Vitria in August 1999. His annualized 1999 salary was
     $210,000.

Stock Option Grants and Exercises

                             Option Grants in 2000

  We grant options to our executive officers under our 1999 Equity Incentive Plan and 1998 Executive Incentive Plan. No options were granted under the 1999 Equity Incentive Plan or the 1998 Equity Incentive Plan to the individuals listed in the Summary Compensation Table during the year ended December 31, 2000.

Aggregated Option Exercises During 2000 and Option Values at December 31, 2000

  The following table presents the aggregated option exercises during 2000, and the number and value of securities underlying unexercised options that are held by, each of the individuals listed in the Summary Compensation Table as of December 31, 2000.

  Amounts shown under the column "Value Realized" are based on the fair market value of our Common Stock on the exercise date as reported on the Nasdaq National Market less the aggregate exercise price. Amounts shown under the column "Value of Unexercised In-the-Money Options at December 31, 2000" are based on $7.75 per share, which was the last reported sale price of our Common Stock on the Nasdaq National Market on December 29, 2000, without taking into account any taxes that may be payable in connection with the transaction, multiplied by the number of shares underlying the option, less the exercise price payable for these shares. Our stock option plans generally allow for the early exercise of options granted to employees. All options exercised early are subject to repurchase by us at the original exercise price, upon the optionee's cessation of service prior to the vesting of the shares.

                                                   Number of Securities
                                                  Underlying Unexercised     Value of Unexercised
                                                        Options at          In-the-Money Options at
                           Shares                    December 31, 2000         December 31, 2000
                         Acquired on    Value    ------------------------- -------------------------
Name                      Exercise     Realized  Exercisable Unexercisable Exercisable Unexercisable
----                     -----------  ---------- ----------- ------------- ----------- -------------
JoMei Chang, Ph.D.......         0           --     481,666    1,218,334   $ 2,741,247  $6,933,754
M. Dale Skeen, Ph.D.....         0           --     424,999    1,075,001     2,415,411   6,109,589
Jay W. Shiveley, III....         0           --   1,600,000          --     11,812,500         --
Paul R. Auvil, III......    20,000(1) $  650,000    180,000          --        945,000         --
Frank Yu................   180,000     6,854,922    820,000          --      4,715,000         --

--------
(1)  Includes 10,000 shares subject to repurchase as of December 31, 2000.

Employee Benefit Plans

  As of March 28, 2001, the 1999 Equity Incentive Plan includes 12,632,447 shares reserved for issuance, less shares issued or issuable under Vitria's 1998 Executive Incentive Plan. On December 31 of each year for 10 years, starting with the year 1999, the number of shares in this reserve shared by the incentive plan and the executive plan will automatically increase by 6.5% of the outstanding Common Stock on a fully-diluted basis. However, no more than 16,000,000 shares may be used for incentive stock options under both the executive plan and the incentive plan. The board may grant incentive stock options that qualify under Section 422 of the Internal Revenue Code, to employees, including officers, of Vitria or an affiliate of Vitria. The board may grant nonstatutory stock options, stock bonuses, restricted stock purchase awards and stock appreciation rights to employees, including officers, directors of and consultants to Vitria or an affiliate of Vitria. The maximum option term is 10 years. The board may provide for exercise periods of any length in individual option grants, subject to limitations. However, generally an option terminates three months after the optionholder's service terminates. If the termination is due to the optionholder's disability, the exercise period generally is extended to 12 months. If the termination is due to the optionholder's death or if the optionholder dies within three months after his or her service terminates, the exercise period generally is extended to 18 months following death. Upon a change in control of Vitria, the surviving entity will either assume or substitute outstanding awards under the incentive plan. Otherwise, the vesting and exercisability of awards generally will accelerate.

Employment and Change of Control Agreements

  In March 1998, we entered into an employment agreement with Paul R. Auvil, III, our Vice President, Finance and Chief Financial Officer. The agreement provides that Mr. Auvil is employed "at-will," and the employment relationship may be terminated for any reason at any time, but if after a change of control due to a merger or acquisition, Mr. Auvil is not offered a position with the successor company, Mr. Auvil will be entitled to severance pay equal to six months of his base salary at the time of termination.

  In April 2001, we entered into an employment agreement with Jay W. Shiveley, III, our former Senior Vice President, Worldwide Sales, effective as of February 26, 2001. Pursuant to the agreement, Mr. Shiveley has agreed to provide Vitria with services on a part-time basis through June 2001, and has agreed during that period not to accept employment or appointment as a director with any company in a business competitive with Vitria. Mr. Shiveley will continue to receive his salary, as adjusted for his part-time commitment, during the employment period and we will continue to pay his benefits. We have also agreed to pay Mr. Shiveley $137,000 in connection with past services. Mr. Shiveley will receive an additional $67,000 in February 2002. Vesting on stock options held by Mr. Shiveley to purchase 100,000 shares during the employment period will continue, but the vesting on Mr. Shiveley's other stock option grants ceased as of February 26, 2001.

          REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS/1/

  The Audit Committee oversees our financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in our Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

  The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent auditors the auditors' independence from management and Vitria, including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of any non-audit services with the auditors' independence.

  The Audit Committee discussed with our independent auditors the overall scope and plans for their audit. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of our internal controls and the overall quality of our financial reporting. The Audit Committee held four meetings during 2000.

  In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors, and the board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission. The Audit Committee and the board have also recommended, subject to stockholder ratification, the selection of Ernst & Young LLP as Vitria's independent auditors for the year ending December 31, 2001.

                                          AUDIT COMMITTEE

                                          Robert M. Halperin
                                          John L. Walecka
                                          William H. Younger, Jr.

--------
(1) Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this proxy statement, in whole or in part, the following report shall not be incorporated by reference into any such filings.

        REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
                         ON EXECUTIVE COMPENSATION/1/

Introduction

  Our executive compensation policies and practices are established and administered by the Compensation Committee of the board. During 2000, the Compensation Committee consisted of two non-employee directors: Robert M. Halperin and William H. Younger.

Philosophy

  The Compensation Committee has implemented compensation policies, plans and programs that seek to enhance stockholder value by aligning the financial interests of the executive officers with those of the stockholders. The overall goal of the Compensation Committee is to develop compensation practices that will allow us to attract and retain the people needed to define, create, and market industry-leading products and services. We also provide significant equity-based compensation pursuant to our 1999 Equity Incentive Plan, 1998 Executive Incentive Plan and 1999 Employee Stock Purchase Plan. The plans are designed to provide a longer-term incentive to management to grow revenues, provide quality returns on investment, enhance stockholder value and contribute to our long-term growth. Vitria has also paid cash bonuses to executive officers based on meeting performance goals.

2001 Option Exchange Program

  On March 7, 2001, we offered certain employees the opportunity to exchange their outstanding stock options granted on or after September 17, 1999 for the same number of new stock options. The program is designed to build long-term value for stockholders by rewarding our employees' talents and hard work. Pursuant to this stock option exchange program, on April 4, 2001, we accepted for cancellation options to acquire 4,470,350 shares of Common Stock. Executive officers, directors and vice presidents were not eligible to cancel options. Assuming employees who elected to exchange their options are still employed by Vitria on the grant date of the new options, options to acquire an aggregate of 4,470,350 shares of Common Stock will be granted at the fair market value of our Common Stock on a date selected by our board of directors between October 5, 2001 and November 5, 2001. If an employee is continuously employed with Vitria six months after the grant date of the new option, the employee will be credited with respect to the new option granted to the employee with any vesting that would have accrued on the exchanged option as if the exchanged option had not been canceled.

Compensation Plans

  Our executive compensation is based on three components, each of which is intended to support the overall compensation philosophy.

  Base Salary. The Compensation Committee recognizes the importance of maintaining compensation levels competitive with other leading technology companies with which Vitria competes for personnel. Base salary is targeted at the median level for emerging companies in similar businesses of similar characteristics such as sales volume, capitalization and financial performance. The Compensation Committee reviews with the Chief Executive Officer an annual salary plan for Vitria's executive officers, other than the Chief Executive Officer. The salary plan is modified as deemed appropriate and approved by the Compensation Committee. The annual salary plan is developed based on an annual review of executive salaries at comparable technology companies. The annual plan also takes into account past performance and expected future contributions of the individual executive.

--------
(1) Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this proxy statement, in whole or in part, the following report shall not be incorporated by reference into any such filings.

  Equity Incentives. Long-term equity incentives are provided through grants of stock options to executive officers and other employees pursuant to our 1999 Equity Incentive Plan and 1998 Executive Incentive Plan. This component of compensation is intended to retain and motivate employees to improve the performance of our stock. The Compensation Committee believes this element of the total compensation program directly links the participant's interests with those of the stockholders and our long-term value. Stock options are granted at not less than fair market value and have value only if our stock price increases. Stock options granted generally become exercisable at a rate of 20% beginning on the first anniversary of the vesting commencement date, with the remainder vesting on a monthly basis over the following four years. Options terminate 10 years after the date of grant. In addition, during fiscal 2000 we granted 169,500 Management By Objective stock options, pursuant to which if certain goals are met the vesting on such stock options will accelerate. The vesting provisions of the options are intended to insure that employees are provided with an incentive to increase value over the long term.

  Executive officers are also eligible to participate in our 1999 Employee Stock Purchase Plan. Participation levels in such plan are at the discretion of each executive.

  Prior to fiscal 1998, cash compensation for our executive officers was targeted to be in the lower range for comparable companies, and we used stock compensation as the primary incentive to attract and motivate our executive officers. In fiscal 1999, the Compensation Committee adjusted the base salary component of executive compensation to bring it in line with industry medians. In fiscal 2000, the Compensation Committee elected to maintain executive compensation in line with industry medians. The Compensation Committee seeks to provide equity compensation for executive officers, including the Chief Executive Officer, that is equal to levels at comparable companies.

  After considering the criteria above, the Compensation Committee determined to grant new stock options to two executive officers. Out of a total of 7,386,725 options granted in fiscal 2000, our executive officers received grants for 400,000 shares, or approximately 5.42% of the total options granted in fiscal 2000. The Compensation Committee believes that the programs described above provide compensation that is competitive with comparable emerging technology companies, link executive and stockholder interests and provide the basis to attract and retain qualified executives. The Compensation Committee will continue to monitor the relationship among executive compensation, our performance and stockholder value.

Bonus Payments

  Vitria maintains annual cash incentive bonus programs to reward executive officers and other key employees for attaining defined performance goals. For executive officers, in determining bonus amounts, consideration is given to Vitria's performance and individual performance.

Chief Executive Officer Compensation

  The Compensation Committee uses the procedures described above in setting the annual salary and equity awards for JoMei Chang, Ph.D, our President, Chief Executive Officer and a director. The Compensation Committee reviews and establishes the base salary of Dr. Chang based on compensation data for comparable companies and the Compensation Committee's assessment of her past performance and its expectation as to her future contributions in directing our long-term success. Dr. Chang's base salary was increased from $235,338 in fiscal 1999 to $275,000 in fiscal 2000 after reviewing comparable data and concluding that her salary was below the average for chief executive officers at comparable companies. The Compensation Committee elected to increase Dr. Chang's base salary to $350,000 for fiscal 2001 in order to maintain Dr. Chang's base salary consistent with industry medians. After reviewing comparable industry medians, Vitria's performance and Dr. Chang's individual performance during fiscal 2000, the Compensation Committee awarded Dr. Chang a cash bonus of $206,250 for her performance during fiscal 2000.

  In fiscal 2000, the Compensation Committee reviewed the performance of Dr. Chang and her equity compensation package. Dr. Chang was not granted any options to acquire Common Stock in fiscal 2000. The Compensation Committee believes that prior grants to Dr. Chang are sufficient at this point in time to maintain the overall competitiveness of Dr. Chang's compensation package and to maintain the strength of the alignment of Dr. Chang's interest with those of Vitria's stockholders. The Compensation Committee intends to continue to monitor Dr. Chang's compensation level in light of her performance and the compensation levels of executives at comparable companies.

Federal Tax Considerations

  Section 162(m) of the Internal Revenue Code limits Vitria to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain executive officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the code.

  The statute containing this law and the applicable Treasury regulations offer a number of transitional exceptions to this deduction limit for pre-existing compensation plans, arrangements and binding contracts. As a result, the Compensation Committee believes that at the present time it is quite unlikely that the compensation paid to any executive officer in a taxable year that is subject to the deduction limit will exceed $1 million. Therefore, the Compensation Committee has not yet established a policy for determining which forms of incentive compensation awarded to our executive officers will be designed to qualify as "performance-based compensation." The Compensation Committee intends to continue to evaluate the effects of the statute and any applicable Treasury regulations and to comply with code section 162(m) in the future to the extent consistent with Vitria's best interests.

                                          COMPENSATION COMMITTEE

                                          Robert M. Halperin
                                          William H. Younger

Compensation Committee Interlocks and Insider Participation

  In October 1997, the board formed the Compensation Committee to review and recommend to the board the compensation and benefits for our executive officers and administer our stock purchase and stock option plans. As noted above, the Compensation Committee consists of Messrs. Halperin and Younger. No current member of the Compensation Committee is an officer or employee of Vitria, and none of our executive officers serves as a member of a compensation committee of any entity that has one or more executive officers serving as a member of our Compensation Committee. Each of our directors, or their affiliated entities, have purchased and hold securities of Vitria.

                      PERFORMANCE MEASUREMENT COMPARISON

  The following graph shows a comparison of total stockholder return of an investment of $100 in cash on September 17, 1999 for:

  .  our Common Stock;

  .  the JP Morgan H&Q Technology Index; and

  .  the Nasdaq Stock Market (U.S.).

  Historical stock price performance is not necessarily indicative of future stock price performance. All values assume reinvestment of the full amount of all dividends.

                              [PERFORMANCE GRAPH]

                                                   Plot Points
                                         Vitria   for JP Morgan  Plot Points for
                                          Plot    H&Q Technology  Nasdaq Stock
   Measurement Period                    Points       Index       Market (U.S.)
   ------------------                   --------- -------------- ---------------
     09/17/99.......................... $  100.00    $100.00         $100.00
     09/30/99.......................... $  229.69    $102.28         $100.14
     12/31/99.......................... $1,462.50    $167.40         $148.01
     03/31/00.......................... $1,260.16    $188.83         $166.13
     06/30/00.......................... $1,528.13    $169.61         $144.04
     09/30/00.......................... $1,165.63    $166.53         $132.93
     12/31/00.......................... $  195.75    $108.22         $ 89.07

  This section is not "soliciting material," is not deemed "filed" with the Securities and Exchange Commission, and is not to be incorporated by reference into any of our filings under the Securities Act of 1933, or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  We have entered into indemnification agreements with our directors and officers for the indemnification of, and advancement of expenses to, these persons to the full extent permitted by Delaware law. We also intend to execute these agreements with our future directors and officers.

  We have entered into employment agreements with Paul R. Auvil, III, our Vice President, Finance and Chief Financial Officer, and Jay W. Shiveley, III, our former Senior Vice President, Worldwide Sales. See the section above entitled "Executive Compensation--Employment and Change in Control Agreements" for a description of these agreements.

  We believe that all of the transactions set forth above were made on terms no less favorable to Vitria than could have been obtained from unaffiliated third parties. All future transactions between Vitria and its officers, directors, principal stockholders and their affiliates will be approved by a majority of the board of directors, including a majority of the independent and disinterested directors, and will continue to be on terms no less favorable to Vitria than could be obtained from unaffiliated third parties.

                                 OTHER MATTERS

  The board of directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          /s/ Karen O. Cottle

                                          Karen O. Cottle
                                          Vice President, General Counsel and
                                           Secretary

April 17, 2001

  Our Annual Report on Form 10-K for the year ended December 31, 2000 as filed with the SEC is available without charge upon written request to: Investor Relations, Vitria Technology, Inc., 945 Stewart Drive, Sunnyvale, California 94086.

                                  APPENDIX A

                            VITRIA TECHNOLOGY, INC.

                    RESTATED CHARTER OF THE AUDIT COMMITTEE
                           OF THE BOARD OF DIRECTORS

Purpose And Policy

  The Audit Committee shall provide assistance and guidance to the Board of Directors of Vitria Technology, Inc., a Delaware Corporation (the "Company"), the Company in fulfilling its oversight responsibilities to the Company's stockholders with respect to the Company's corporate accounting and reporting practices as well as the quality and integrity of the Company's financial statements and reports. The policy of the Audit Committee, in discharging these obligations, shall be to maintain and foster an open avenue of communication between the Audit Committee and the independent auditors and the Company's financial management.

Composition And Organization

  The Audit Committee shall consist of at least three members of the Board of Directors. The members of the Audit Committee shall satisfy the independence and experience requirements of the Nasdaq National Market.

  The Audit Committee shall hold such regular or special meetings as its members shall deem necessary or appropriate. Minutes of each meeting of the Audit Committee shall be prepared and distributed to each director of the Company promptly after each meeting. The operation of the Audit Committee shall be subject to the Bylaws of the Company as in effect from time to time and Section 141 of the Delaware General Corporation Law.

Responsibilities

  In fulfilling its responsibilities, the Audit Committee believes that its functions and procedures should remain flexible in order to address changing conditions most effectively. To implement the policy of the Audit Committee, the Committee shall be charged with the following functions:

  1. To recommend annually to the Board of Directors the firm of certified public accountants to be employed by the Company as its independent auditors for the ensuing year, which firm is ultimately accountable to the Audit Committee and the Board, as representatives of the Company's stockholders.

  2. To review the engagement of the independent auditors, including the scope, extent and procedures of the audit and the compensation to be paid therefor, and all other matters the Audit Committee deems appropriate.

  3. To evaluate, together with the Board, the performance of the independent auditors and, if so determined by the Audit Committee, to recommend that the Board replace the independent auditors.

  4. To receive written statements from the independent auditors delineating all relationships between the auditors and the Company consistent with Independence Standards Board Standard No. 1, to consider and discuss with the auditors any disclosed relationships or services that could affect the auditors' objectivity and independence and otherwise to take, and if so determined by the Audit Committee, to recommend that the Board take, appropriate action to oversee the independence of the auditors.

  5. To review, upon completion of the audit, the financial statements to be included in the Company's Annual Report on Form 10-K.

  6. To discuss with the independent auditors the results of the annual audit, including the auditors' assessment of the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, the nature of significant risks and exposures, the adequacy of the disclosures in the financial statements and any other matters required to be communicated to the Committee by the independent auditors under generally accepted accounting standards.

  7. To evaluate the cooperation received by the independent auditors during their audit examination, including any restrictions on the scope of their activities or access to required records, data and information.

  8. To confer with the independent auditors and with the senior management of the Company regarding the scope, adequacy and effectiveness of internal accounting and financial reporting controls in effect.

  9. To confer with the independent auditors and senior management in separate executive sessions to discuss any matters that the Audit Committee, the independent auditors or senior management believe should be discussed privately with the Audit Committee.

  10. To investigate any matter brought to the attention of the Audit Committee within the scope of its duties, with the power to retain outside counsel and a separate accounting firm for this purpose if, in the judgment of the Audit Committee, such investigation or retention is necessary or appropriate.

  11. To prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement.

  12. To review and assess the adequacy of this charter annually and recommend any proposed changes to the Board for approval.

  13. To report to the Board of Directors from time to time or whenever it shall be called upon to do so.

  14. To perform such other functions and to have such powers as may be necessary or appropriate in the efficient and lawful discharge of the foregoing.

                                                                      1919-PS-01

                                  DETACH HERE


                            VITRIA TECHNOLOGY, INC.
                               945 Stewart Drive
                       Sunnyvale, California 94086-3913

                      SOLICITED BY THE BOARD OF DIRECTORS
                    FOR THE ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON May 18, 2001

PROXY

     The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held on May 18, 2001 and the Proxy Statement and hereby appoints JoMei Chang, Ph.D. and Karen O. Cottle, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock of Vitria Technology, Inc. (the "Company") held of record by the undersigned on March 28, 2001 at the Annual Meeting of Stockholders to be held at 945 Stewart Drive, Sunnyvale, California 94086-3913 on May 18, 2001 at 2:00 p.m. local time, and any adjournment or postponement thereof. The shares represented by this Proxy shall be voted in the manner set forth on the reverse side.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE DIRECTORS LISTED ON THE REVERSE SIDE AND A VOTE "FOR" THE OTHER PROPOSALS. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL.

     PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SEE REVERSE                                                          SEE REVERSE
   SIDE                                                                 SIDE

Dear Stockholder:

Please take note of the important information enclosed with this Proxy. There are a number of issues related to the operation of the Company that require your immediate attention.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on the proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy in the enclosed postage paid envelope.

Thank you in advance for your prompt consideration of these matters.

Sincerely,

Vitria Technology, Inc.


                                  DETACH HERE


[X]  Please mark votes as in this example.

1.  Election of two Directors.

    Nominees  (01) Robert M. Halperin  (02) John L. Walecka

         FOR        WITHHELD
         [ ]           [ ]

    [ ] ______________________________________
        For all nominees except as noted above

2. To ratify the selection of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 2001.

                          FOR    AGAINST    ABSTAIN
                          [ ]      [ ]        [ ]

    To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT  [ ]

MARK HERE IF YOU PLAN TO ATTEND THE MEETING    [ ]

Please sign exactly as name appears hereon. Join owners should each sign. Executors, administrators, trustees, guardians or other fiduciaries should give full title as such. If signing for a corporation, please sign in full corporate name by a duly authorized officer.

Signature:_________________________________________   Date:____________________

Signature:_________________________________________   Date:____________________